Exhibit 10.1

CONFIDENTIAL

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,
MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL
AND
(II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE
OR CONFIDENTIAL.

ASSET PURCHASE AGREEMENT

by and between

Illumina Cambridge Limited

and

Pacific Biosciences of California, Inc.

and, solely for the purposes set forth in Section 8.16,

Illumina, Inc.

Dated as of January 30, 2026

THIS ASSET PURCHASE AGREEMENT IS CONFIDENTIAL AND SUBJECT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN BUYER AND SELLER.

Table of Contents

Section	Page

1.	Definitions	1

1.1.	Definitions	1

2.	Description of Transaction	8

2.1.	Purchased Assets	8
2.2.	Excluded Assets	10
2.3.	Assumed Liabilities	10
2.4.	Excluded Liabilities	10
2.5.	Not Sale of Business	11
2.6.	Purchase Price	11
2.7.	Closing	11
2.8.	Closing Deliverables; Payments	11
2.9.	Withholding	12

3.	Representations and Warranties of Seller	13

3.1.	Authority; Enforceability	13
3.2.	No Conflicts; Consents	13
3.3.	Solvency	14
3.4.	Title to Assets	14
3.5.	Intellectual Property	14
3.6.	Contracts	19
3.7.	Taxes	20
3.8.	Proceedings	21
3.9.	Compliance with Laws	21
3.10.	Brokers	21
3.11.	Complete Copies of Materials	22
3.12.	Compliance with Rights of First Refusal	22
3.13.	Exclusivity of Representations	22

4.	Representations and Warranties of Buyer	22

4.1.	Authority; Enforceability	22
4.2.	No Financing	23
4.3.	No Conflicts	23
4.4.	Proceedings	23

i

4.5.	Brokers	23
4.6.	Exclusivity of Representations	23

5.	Covenants	24

5.1.	Non-Assignable Assets	24
5.2.	Knowledge Transfer	24
5.3.	Wrong Pockets	25
5.4.	Rights under Seller Service Providers Contracts	25
5.5.	Confidentiality	26
5.6.	Expenses	26
5.7.	Public Announcements	26
5.8.	Data Room Information	26
5.9.	Further Assurances	27
5.10.	Cooperation; Records and Documents	27

6.	Tax Matters	28

6.1.	Liability for Taxes	28
6.2.	Assistance and Cooperation	29
6.3.	Tax Treatment	29

7.	Indemnification	29

7.1.	Survival	29
7.2.	Indemnification	30
7.3.	Calculation of Losses; Limitations	31
7.4.	Claim Procedures	32
7.5.	Defense of Third-Party Claims.	32
7.6.	Exclusive Remedies	33
7.7.	Effect of Investigation	33
7.8.	Tax Treatment	34

8.	General Provisions	34

8.1.	Notices	34
8.2.	Governing Law; Venue	35
8.3.	Specific Performance; Injunctive Relief	36
8.4.	Attorney’s Fees	36
8.5.	Waiver	36
8.6.	Successors; Assignment	36
8.7.	Severability	36

8.8.	Entire Agreement	37
8.9.	Amendments	37
8.10.	Disclosure Schedule	37
8.11.	No Third-Party Beneficiaries	37
8.12.	Performance by Affiliates	37
8.13.	Rules of Construction	37
8.14.	Interpretation	37
8.15.	Counterparts	38
8.16.	Parent Guarantee	38

Schedules

Schedule 1.1 – Seller’s Knowledge Individuals

Schedule 2.1(a) – Transferred Patents

Schedule 2.1(b) – Other Intellectual Property

Schedule 2.1(c) – Transferred Technology

Schedule 2.1(d) – Transferred Software

Schedule 2.1(h) – Book and Records

Schedule 2.8(a)(ii) – Required Third-Party Consents

Schedule 2.8(b)(i) – Seller’s Account

Schedule 2.8(c) – Waiver Payoff

Schedule 7.2(a)(iv) – Specified Matters

Exhibits

Exhibit A – Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit B – Form of Patent Assignment Agreement

Exhibit C – Form of IP License Agreement

Exhibit D – Form of Waiver Payoff Letter

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 30, 2026, by and between Illumina Cambridge Limited, a United Kingdom private limited company (“Buyer”), and Pacific Biosciences of California, Inc., a Delaware corporation (“Seller”), Illumina, Inc., a Delaware corporation (“Guarantor”) (solely for the purposes set forth in Section 8.16). Each of Buyer and Seller is referred to herein as a “Party,” and together as the “Parties.”

RECITALS

WHEREAS, the Seller Group desires to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase and receive from the Seller Group, the Purchased Assets on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Seller Group Members and Buyer agree to enter into certain Ancillary Documents associated with the purchase and sale of the Purchased Assets.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

1.1.         Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, when used in respect of any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of this definition, the term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Ancillary Documents” means the Bill of Sale and Assignment and Assumption Agreement, the Patent Assignment Agreement, and the IP License Agreement.

“Applicable Licensed Intellectual Property” means Intellectual Property owned by any Person other than a Seller Group Member or any of its Affiliates that is necessary or used for, or is solely related to, the Transferred Technology or the Transferred Software.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A.

“Books and Records” has the meaning set forth in Section 2.1(h).

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by Law to close in San Diego, California.

“Buyer” has the meaning set forth in the introductory paragraph of the Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 7.2(a).

“Claimed Amount” has the meaning set forth in Section 7.4(a).

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“Closing Payment Amount” has the meaning set forth in Section 2.6.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.5(a).

“Consent” means any consent, approval, waiver, license, permit, franchise, authorization or Order.

“Constitutional Documents” means, with respect to a company, the certificate of incorporation, certificate of formation, limited liability company agreement, operating agreement, memorandum of association and articles of association (or comparable documents) of such company.

“Contesting Party” has the meaning set forth in Section 5.10(a).

“Contract” means any contract, lease, license, indenture, agreement, commitment, or other legally binding arrangement, whether written or oral.

“Copyrights” means domestic and foreign copyrights, copyrightable works, works of authorship (including copyrights in Software and databases), moral rights, and mask works, whether registered or unregistered, and pending applications to register the same, and all renewals and extensions of the foregoing.

“Cooperating Party” has the meaning set forth in Section 5.10(a).

“Critical Problem” has the meaning set forth in Section 3.5(o).

“Developers” means all persons (including members, employees, officers, directors, contractors and consultants) who are or were involved in the development or creation of, or otherwise contributed to, any portion of the Transferred IP.

“Disclosure Schedule” means the Disclosure Schedule delivered to Buyer by Seller concurrently with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 7.4(b).

“Entitled Party” has the meaning set forth in Section 5.3(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Taxes” means any and all (a) Taxes relating to any of the Excluded Assets and (b) Taxes for which Seller is responsible under Section 6.1(a) or Section 6.1(b)(ii)(B).

“Filing” means any registration, declaration, notice, report, submission or other filing.

“Fraud”, whether capitalized or lower case, means fraud under Delaware common law.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Authority; Enforceability), 3.4 (Title to Assets), 3.7 (Taxes), 3.10 (Brokers), 4.1 (Authority; Enforceability) and 4.5 (Brokers).

“Governmental Entity” means any: (a) nation, region, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any arbitrator, court, or other tribunal), in each case which has the authority to enforce or to direct the enforcement of its actions within its jurisdiction as of the date of this Agreement.

“Government Involvement” has the meaning set forth in Section 3.5(n).

“Holder” has the meaning set forth in Section 5.3(a).

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Intellectual Property” means all intellectual property and industrial rights which may exist or be created under the Laws of any jurisdiction in the world, including rights in any Patents, Trademarks, Trade Secrets and Copyrights.

“Insolvency Proceeding” has the meaning set forth in Section 3.3.

“IP License Agreement” means the IP License Agreement in substantially the form attached hereto as Exhibit C.

“IP Representations” means the representations and warranties set forth Section 3.5.

“Knowledge of Seller”, “Seller’s Knowledge” and similar terms mean the actual knowledge of the individuals set forth on Schedule 1.1 and the knowledge that such individuals would have had after due inquiry.

“Law” means any federal, state, provincial, local, foreign, international or multinational treaty, constitution, statute or other law (including common law) or any ordinance, rule or regulation in effect as of the relevant time (including any rule or regulation of any securities commission or equivalent, self-regulatory organization, or exchange) having the force of law.

“Liability” means any debt, obligation, Tax, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability) regardless of whether such debt, obligation, Tax, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with the applicable accounting principles and regardless of whether such debt, obligation, Tax, duty or liability is immediately due and payable.

“Lien” means any mortgage, lien, security interest, pledge, reservation, equitable interest, charge, easement, lease, sublease, license, sublicense, conditional sale or other title retention agreement, right of first refusal, hypothecation, covenant, servitude, right of way, variance, option, warrant, claim, community property interest, restriction (including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership) or encumbrance of any kind.

“Losses” means any loss, damage, decline in value, Liability, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee) charge, cost (including reasonable costs of investigation, defense or assertion of any matter indemnified against hereunder) or expense of any similar nature; provided, however, that in no event shall “Losses” include any (a) punitive damages or (b) damages that are not reasonably foreseeable unless, in either case, such damages were awarded to a Third Party pursuant to a third-party claim.

“Material Contract” has the meaning set forth in Section 3.6(b).

“Non-Assignable Assets” has the meaning set forth in Section 5.1(a).

“Onso Products” has the meaning set forth in the IP License Agreement.

“Order” means any judgment, order, decree, award, ruling, decision, verdict, writ, subpoena, injunction, or settlement entered, issued, made or rendered by any Governmental Entity (in each case whether temporary, preliminary or permanent).

“Patent” means domestic or foreign patents, utility models and applications, drafts and disclosures relating thereto (and any patents or utility models that issue as a result of such applications, drafts and disclosures) and any reissues, divisions, divisionals, continuations, continuations-in-part, provisionals, renewals, extensions, supplemental protection certificates, substitutions, reexaminations or invention registrations related to such patents, utility models and applications.

“Patent Assignment Agreement” means the Patent Assignment Agreement in substantially the form attached hereto as Exhibit B.

“Permitted Liens” means non-exclusive license grants of Intellectual Property to customers in connection with the sale of a product or vendors in connection with the procurement of services, in each case in the ordinary course of business and consistent with industry practice.

“Person” means any individual, corporation (including non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm, Governmental Entity or other entity.

“Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and, in the case of a Straddle Period, the portion of such Straddle Period ending at the end of the day on, and including, the Closing Date.

“Privileged Communications” means any pre-Closing communications of any kind that are subject to attorney-client privilege or the attorney work-product doctrine for the benefit of Seller to the extent relating to the negotiation, execution, or consummation of this Agreement and the Transactions.

“Proceeding” means any proceeding, claim, suit, action, assessment, arbitration, audit, hearing or investigation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Product” means any product, in any stage of research, development or commercial lifecycle, and whether only conceived of, investigated, or actually developed, that is part of (or is or was planned to be part of) a short-read DNA sequencing workflow, including kits using [***] kits or short-read eliminator kits.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Confidential Information” has the meaning set forth in Section 5.5(a).

“Purchase Price” has the meaning set forth in Section 2.6.

“Registered IP” has the meaning set forth in Section 3.5(a).

“Representative” means, with respect to any Person, any director, officer, partner, member, stockholder, Affiliate, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Consents” has the meaning set forth in Section 3.2.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Group” means Seller, [***], a Delaware limited liability company, and [***], a Delaware limited liability company, and “Seller Group Member” means any of the foregoing.

“Seller Indemnitees” has the meaning set forth in Section 7.2(b).

“Seller-Owned Intellectual Property” means all (a) Intellectual Property solely owned or purported to be solely owned by Seller or any of its Subsidiaries; (b) Intellectual Property in which Seller or any of its Subsidiaries have any joint ownership interest or purport to have any joint ownership; and (c) Intellectual Property where applicable Law precludes an employee, consultant, contractor or other Person from assigning Intellectual Property to Seller or any of its Subsidiaries, as applicable, where such employee, contractor, consultant or other Person grants, or purports to grant, to Seller of its Subsidiaries, in lieu of such prohibited assignment, exclusive, irrevocable, transferrable and sublicensable licenses and usage rights to fully exploit, use and practice such non-assignable Intellectual Property, in each of (a), (b), and (c), which Intellectual Property is necessary or used for, or is solely related to, the Transferred Technology or the Transferred Software.

“Seller Service Provider” means any current or former founder, employee, independent contractor, consultant, advisor, manager, officer or director of Seller or any of its Subsidiaries who provides or provided any services to or in connection with any Transferred IP or Transferred Technology.

“Software” means any and all computer software (including on-instrument software or cloud-based software), programs, documentation, databases, code and other materials, including assemblers, applets, compilers, source code, source code listings, object code, algorithms, data (including image and sound data), database management code, compilations, data files, application programming interfaces, tool sets, firmware, manuals, instructions, samples, examples, charts, diagrams, design tools and user interfaces, in any form or format, however fixed, and all related documentation, developer notes, comments and annotations.

“SR Technology” means (a) short-read DNA sequencing technology and related sample preparation, sample deposition, sequencing preparation, sequencing reagent and detection technologies; (b) [***]; (c) [***]; (d) technologies in and related to the Products, and (e) all Intellectual Property owned and controlled by Seller or any of its Subsidiaries as of the Closing Date resulting from its acquisitions of [***] and [***], respectively.

“Straddle Period” means any taxable period which includes (but does not end on) the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) that is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Tax” (and, with correlative meaning, “Taxes” and “Taxation”) means: (a) any and all federal, state, local, or non-U.S. net or gross income, gross receipts, net proceeds, sales, use, ad valorem, VAT, franchise, withholding on amounts paid to or from any Person, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital gains, premium, and other taxes, assessments, customs, duties, fees, levies or other governmental charges in the nature of a tax (in each case, whether imposed directly or through withholding, deduction or otherwise), whether disputed or not, and any interest, penalties, additions to tax or additional amounts (including on account of a failure to file, or the improper filing of, any Tax Return) with respect thereto, in each case, imposed in any jurisdiction; and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of entities that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis as a result of any obligation under any agreement or arrangement, as a result of being a transferee or successor or by contract or otherwise by operation of Law.

“Tax Return” means any return, computation, report, declaration, election, designation, form, notice or similar statement filed or required to be filed with any Tax Authority with respect to any Tax, including any information return, claim for refund, declaration of estimated Tax, and any amendments thereof or attachments thereto.

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any Law in relation to Taxation.

“Technology” means all confidential information, inventions (whether or not patentable), know-how, formulae, processes, procedures, research records, records of inventions, test information, algorithms, models, molds, tooling, prototypes, designs, application programming interfaces, apparatus, circuit design and assemblies, gate arrays, net lists, test vectors, data, data collections and databases, diagrams, methods, network configurations and architectures, protocols, schematics, specifications, software, subroutines, techniques, user interfaces, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, materials and summaries).

“Third Party” means a Person who or which is neither a Party nor an Affiliate of a Party.

“Third-Party IP Agreement” has the meaning set forth in Section 3.5(g)(i).

“Threshold” has the meaning set forth in Section 7.3(a).

“Trade Secrets” means all trade secrets, know-how, confidential or proprietary information, concepts, ideas, inventions (whether or not patentable), designs, methods, processes, technology, reports, data, research in progress, algorithms, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, customer lists, supplier lists, mailing lists, business plans or other proprietary information that derives independent economic value, actual or potential, from not being generally known or readily ascertainable by other Persons.

“Trademarks” means all registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans and Internet domain names and registrations, applications for registration, extensions or renewals of any of the foregoing, together with the goodwill associated with any of the foregoing.

“Transactions” means the purchase and sale of the Purchased Assets and the assumption by Buyer of the Assumed Liabilities (in each case pursuant to this Agreement) and the other transactions contemplated by this Agreement and the Ancillary Documents.

“Transfer Taxes” means any registration, real property transfer, asset transfer, documentary, stamp or similar Taxes (excluding, for the avoidance of doubt, any income Taxes, capital gains Taxes or other Taxes in respect of income, profits or gains and any withholding Taxes with respect thereto).

“Transaction Expenses” has the meaning set forth in Section 2.4(d).

“Transferred IP” has the meaning set forth in Section 2.1(b).

“Transferred Patent” has the meaning set forth in Section 2.1(a).

“Transferred Software” has the meaning set forth in Section 2.1(d).

“Transferred Technology” has the meaning set forth in Section 2.1(c).

“UK Transfer Taxes” means any Transfer Taxes imposed by a Tax Authority in the United Kingdom.

“VAT” means (a) in the United Kingdom, Tax imposed in the United Kingdom pursuant to the Value Added Tax Act 1994 and (b) in relation to any other jurisdiction, goods and services Tax, sakes and consumption Tax, value added Tax and other similar transactional indirect Taxes (but for the avoidance of doubt, excluding transfer, stamp duty, documentary and other similar Taxes).

“Waiver Holdback Amount” has the meaning set forth in Section 2.8(c).

“Waiver Payoff Amount” has the meaning set forth in Section 2.8(c).

“Waiver Payoff Letter” has the meaning set forth in Section 2.8(c).

2.	Description of Transaction

2.1.         Purchased Assets. At the Closing, in consideration of the Purchase Price, on the terms and subject to the conditions of this Agreement, Seller shall irrevocably sell, transfer, grant, convey, assign and deliver (and shall, if necessary, cause each of its Subsidiaries to sell, assign, transfer, convey and deliver) to Buyer, and Buyer shall purchase and accept, all of Seller’s and its Subsidiaries’ worldwide right, title and interest in and to all of the following assets (but in all cases, excluding the Excluded Assets) (the “Purchased Assets”), free and clear of all Liens (other than Permitted Liens), to be held and enjoyed by Buyer and its successors and assigns:

(a)           all (i) Patents set forth on Schedule 2.1(a), (ii) patents or patent applications that claim priority to or have at least one common claim of priority as the Patents set forth in Schedule 2.1(a), and (iii) reissues, divisions, divisionals, continuations, continuations-in-part, provisionals, renewals, extensions, substitutions, reexaminations, invention registrations, supplemental protection certificates and foreign counterparts of the Patents and Patent applications described in (i) and (ii) (the “Transferred Patents”);

(b)           all Intellectual Property set forth on Schedule 2.1(b) (such Intellectual Property, together with the Transferred Patents, the “Transferred IP”);

(c)           all Technology set forth on Schedule 2.1(c) (collectively, the “Transferred Technology”);

(d)           all Software set forth on Schedule 2.1(d) (the “Transferred Software”);

(e)           all rights under confidentiality agreements and non-disclosure agreements to which Seller or its Subsidiaries is a party to the extent such rights are protecting the Purchased Assets;

(f)            all rights to apply in any or all countries of the world for Transferred IP or Intellectual Property rights in Transferred Technology;

(g)           all of Seller’s and its Subsidiaries’ claims, causes of action, choses in action, rights of recovery, rights of set-off and credits, including (i) any guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Subsidiaries (whether known or unknown and whether currently pending, filed, or otherwise); (ii) all rights to sue for, collect and retain all Losses and damages; (iii) all rights to injunctive relief; and (iv) all rights to any other remedies for past, current and future infringement and other actions or omissions, in each case with respect to (A) the Transferred Patents, (B) all other Transferred IP, or (C) the Transferred Technology;

(h)           all books and records (i) to the extent or primarily relating to the development, testing and validation of the SR Technology, including laboratory notebooks, engineering drawings, logbooks and invention disclosures; (ii) with respect to the prosecution, maintenance, enforcement and defense of the Transferred IP, including documents evidencing chain of title and data used to support Transferred Patent filings, in each case of clause ((i)-(ii)) the books and records as set forth on Schedule 2.1(h); and (iii) all physical and electronic laboratory notebooks obtained as a result of Seller’s acquisitions of [***] and [***] (collectively, the “Books and Records”); and

(i)            all goodwill associated with any of the Purchased Assets described in the foregoing clauses.

2.2.         Excluded Assets. Buyer is not acquiring, and the Seller Group shall retain, pursuant to this Agreement, any assets, rights or properties of the Seller Group other than the Purchased Assets (collectively, the “Excluded Assets”). For clarity, the Excluded Assets shall include the Privileged Communications.

2.3.         Assumed Liabilities. At the Closing, subject to the terms and conditions set forth herein, Buyer shall deliver to Seller the Bill of Sale and Assignment and Assumption Agreement pursuant to which Buyer will assume and agree to pay, perform or otherwise discharge when due the following Liabilities of the Seller Group (except to the extent identified as Excluded Liabilities) (collectively, the “Assumed Liabilities”):

(a)           all Liabilities arising from the ownership by Buyer or any of its Affiliates of the Purchased Assets after the Closing Date, except to the extent that such Liabilities would have been paid, performed or otherwise discharged on or prior to the Closing Date but for a violation of Law, breach of Contract or other default by Seller or its Subsidiaries, or to the extent the same arise out of any such violation, breach, or default (including claims, lawsuits or indemnification obligations) by Seller or its Subsidiaries; and

(b)           Taxes for which Buyer is responsible under Section 6.1(b)(i) and Section 6.1(b)(ii)(A)-(B).

2.4.         Excluded Liabilities. The Parties agree that Buyer shall not assume or be obligated to pay, perform or otherwise discharge, and Seller and its Subsidiaries shall retain and be responsible for, any and all Liabilities (including any indebtedness) of Seller and its Subsidiaries of any nature, whether express or implied, known or unknown, fixed or contingent, and whether accrued, determined, identified, or asserted prior to or after the Closing, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including any Liabilities arising out of:

(a)           any acts, omissions, circumstances or events occurring or existing prior to the Closing;

(b)          Seller’s or any of its Subsidiaries’ ownership or use of any Purchased Assets prior to the Closing;

(c)           any product liability or claims for injury to person or property related to or arising from the Purchased Assets as they existed prior to the Closing;

(d)          any claims of infringement, misappropriation, dilution or any other violation of Intellectual Property rights of a Third Party related to or arising from the Purchased Assets as they existed prior to the Closing;

(e)           any cost or fee incurred or triggered in connection with or by the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the Transactions, including any costs, expenses or fees that are required for obtaining any Consent required to be obtained in connection with any of the Transactions (collectively, “Transaction Expenses”);

(f)           the employment and pay practices of Seller and its Subsidiaries both prior to and after the Closing;

(g)          any Proceeding or threatened Proceeding to the extent related to or arising from the period prior to the Closing Date (including any Proceeding or threatened Proceeding relating to the failure or the alleged failure by Seller or any of its Subsidiaries to comply with applicable Law or relating to the failure or the alleged failure by Seller to perform its respective obligations or otherwise comply with the terms of this Agreement);

(h)          Seller’s or its Subsidiaries’ exercise of its rights under the IP License Agreement, including any customer claims, warranties, infringement of third-party Intellectual Property, product liability claims or injury arising from such exercise;

(i)            the failure to perform or breach of any Contracts or Constitutional Documents by Seller or its Subsidiaries;

(j)            any violation of any applicable Law by Seller or its Subsidiaries;

(k)           any payables or expenses of Seller and its Subsidiaries;

(l)            any Excluded Taxes; or

(m)          any Excluded Assets.

2.5.         Not Sale of Business. The Transactions constitute the sale and transfer of assets by the Seller Group and not the sale of a business or the sale of a going concern.

2.6.         Purchase Price. Subject to the terms and conditions of this Agreement, and in payment and consideration for the sale, conveyance, assignment, grant, transfer and delivery of the Purchased Assets by the Seller Group to Buyer, in addition to the assumption of the Assumed Liabilities by Buyer, Buyer shall pay to Seller at the Closing an amount equal to US$50,000,000 (the “Purchase Price”), less the Waiver Holdback Amount (such payment amount, the “Closing Payment Amount”).

2.7.         Closing. The closing of the Transactions, including the sale and transfer of the Purchased Assets to, and the assumption of the Assumed Liabilities by, Buyer (the “Closing”) will take place remotely via the exchange of electronic documents and signatures by electronic mail, effective at 8:00 a.m. Pacific Time, on the date hereof (the “Closing Date”), upon the execution and delivery by the Seller Group and Buyer of the deliverables identified below.

2.8.         Closing Deliverables; Payments.

(a)           At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i)           to the extent applicable, the documents, materials and information embodying the Transferred IP, the Transferred Technology, and the Transferred Software via FTP (File Transfer Protocol) download and the electronic copies (or physical copies if no electronic version exists) of the Books and Records in existence as of the Closing;

(ii)          each Consent or notice set forth on Schedule 2.8(a)(ii), which consent or notice shall be in form and substance reasonably satisfactory to Buyer and duly executed by the applicable counterparty;

(iii)         an Internal Revenue Service (IRS) Form W-9 (or other applicable or successor form), duly executed and completed by Seller; and

(iv)         each Ancillary Document to which a Seller Group Member is a party, duly executed by such Seller Group Member.

(b)          At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i)           payment by wire transfer to a bank account set forth on Schedule 2.8(b)(i) immediately available funds in an amount equal to the Closing Payment Amount; and

(ii)          each Ancillary Document to which Buyer is a party, duly executed by Buyer.

(c)           Promptly after the Closing, Seller shall obtain a payoff letter substantially in the form of Exhibit D attached hereto with respect to the Waiver and Acknowledgment Agreement referenced on Schedule 2.8(c) (the “Waiver Payoff Letter”), which Waiver Payoff Letter shall acknowledge that Buyer shall have no ongoing obligation with respect to the agreement referenced therein upon payment of the payoff amount set forth therein (the “Waiver Payoff Amount”). Within five (5) Business Days of the later of the Closing and Buyer’s receipt of the Waiver Payoff Letter, Buyer shall pay (or cause to be paid) (i) to the counterparty thereof the Waiver Payoff Amount (which amount payable by Buyer shall not exceed the “Waiver Holdback Amount” set forth on the Schedule 2.8(c)) and (ii) to Seller any amount remaining under the Waiver Holdback Amount.

2.9.         Withholding. All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, except that Buyer (which, for purposes of this Section 2.9, includes any of its Affiliates or agents) shall be entitled to deduct and withhold from any amounts payable hereunder (or deemed to be paid hereunder) to any Person such amounts as Buyer determines in good faith are required to be deducted or withheld therefrom or in connection therewith under the Code or any Law relating to Taxes or under any other applicable Law; provided that the Parties agree that no Taxes are required to be withheld or deducted from the payment of the Purchase Price under current Law if Seller provides to Buyer prior to the Closing a duly executed and completed IRS Form W-9 certifying a complete exemption from any backup withholding Taxes. To the extent that amounts are so deducted or withheld, such amounts shall be promptly paid over to the appropriate Tax Authority and shall be treated for all purposes hereunder as having been paid to the Person in respect of which such deduction and withholding was made for all purposes of this Agreement.

3.	Representations and Warranties of Seller

Except as specifically set forth in the Disclosure Schedule prepared by Seller and delivered to Buyer prior to the execution of this Agreement setting forth specific exceptions to Seller’s representations and warranties set forth in this Section 3 in accordance with Section 8.10, Seller represents and warrants to Buyer, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), to and for the benefit of the Buyer Indemnitees, as of the date hereof and as of the Closing Date, as follows (with the understanding and acknowledgement that Buyer would not have entered into this Agreement without being provided with the representations and warranties expressly set forth herein, that Buyer is relying on these representations and warranties, and that these representations and warranties constitute an essential and determining element of this Agreement and are the only representations and warranties being made by Seller):

3.1.         Authority; Enforceability. Seller has the power and authority to execute this Agreement. Each Seller Group Member has the power and authority to execute the Ancillary Documents to which it is a party and to consummate the Transactions. The execution and delivery by Seller of this Agreement, the execution by each Seller Group Member of the Ancillary Documents to which such Seller Group Member is a party, and the consummation by the Seller Group of the Transactions have been duly authorized by all necessary corporate or company action of the Seller Group. Seller has duly executed and delivered this Agreement, and each Seller Group Member has duly executed and delivered each Ancillary Document to which such Seller Group Member is a party. This Agreement and each such Ancillary Document constitute, subject to the due authorization, execution and delivery by Buyer, the applicable Seller Group Member’s legal, valid and binding obligations, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles. Each Seller Group Member is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the applicable Law of its jurisdiction of formation. Each of Apton Biosystems LLC and Omniome, LLC is a wholly owned Subsidiary of Seller. Each Seller Group Member has all requisite corporate, or other legal entity, as the case may be, power and authority to own and operate its properties and to carry on its businesses as presently conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as presently conducted requires it to qualify.

3.2.         No Conflicts; Consents. The execution and delivery by Seller of this Agreement and each Ancillary Document to which a Seller Group Member is a party do not, and the consummation of the Transactions and compliance by the Seller Group with the terms hereof and thereof will not, contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the Purchased Assets under, any provision of (a) the Constitutional Documents of Seller or any Subsidiary of Seller, (b)  any Order or Law applicable to Seller or any Subsidiary of Seller, or any of the Purchased Assets, or (c) any other Contract to which Seller or its Subsidiaries is a party, except as individually or in the aggregate would not reasonably be expected to significantly impact the value of the Purchased Assets or the Seller Group’s ability to consummate the Transactions. No Consent of, or Filing with, any Governmental Entity or other Third Party is required to be obtained or made by or with respect to Seller, any of its Subsidiaries, or the Purchased Assets in connection with the execution, delivery and performance hereof or any Ancillary Document or the consummation of the Transactions, other than the Filings and Consents set forth in Section 3.2 of the Disclosure Schedule (“Required Consents”).

3.3.         Solvency. No insolvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary (“Insolvency Proceeding”), affecting Seller or its Subsidiaries (other than as a creditor) or any of the Purchased Assets is pending or is being contemplated by Seller or its Subsidiaries, or is, to the Knowledge of Seller, being threatened against Seller or its Subsidiaries, and neither Seller nor any of its Subsidiaries has made any assignment for the benefit of creditors or taken any action in contemplation of which that would constitute the basis for the institution of any Insolvency Proceeding. Immediately prior to and after giving effect to each of the Transactions, each Seller Group Member will be able to pay its debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and has adequate capital to carry on its businesses. No transfer of property is being made by a Seller Group Member and no obligation is being incurred by a Seller Group Member in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Seller.

3.4.         Title to Assets. The Seller Group owns, and has good and valid title to, the Purchased Assets, and no Affiliate of Seller other than the Seller Group Members has any right, title or interest in the Purchased Assets. The Purchased Assets are solely and exclusively owned by the Seller Group free and clear of any Liens, except as set forth on Section 3.4 of the Disclosure Schedule and except Permitted Liens. Upon delivery to Buyer on the Closing Date of the duly executed Ancillary Documents and payment of the Waiver Payoff Amount, the Seller Group will have transferred to Buyer good and marketable title to the Purchased Assets free and clear of any Liens other than Permitted Liens.

3.5.         Intellectual Property.

(a)           Section 3.5(a) of the Disclosure Schedule lists all domestic and foreign registrations and applications for Seller-Owned Intellectual Property (other than Trademarks) (collectively, the “Registered IP”), including on such list the country of filing, owner, filing number, publication number, date of priority, date of filing, date of issue, and title for each item. Seller has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Registered IP that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Registered IP. No Patent included in Transferred IP is subject to (i) a terminal disclaimer against another Patent or (ii) any “License on Transfer” (aka “LOT”) network or commitment pursuant to which such Patents may not be enforced once the Patents are sold or assigned to any other Person. No Applicable Licensed Intellectual Property is exclusively licensed to Seller or any of its Subsidiaries.

(b)           All Registered IP is owned by Seller, and no Affiliate of Seller nor Seller Group Member (other than Seller) has any right, title or interest in the Registered IP. All Registered IP is, to the Knowledge of Seller, subsisting, valid and enforceable and has not expired or been cancelled, abandoned or allowed to lapse. Except as set forth on Section 3.5(b) of the Disclosure Schedule, Seller has paid all maintenance, renewal and related fees for all Registered IP and none of the Registered IP is currently subject to any maintenance fees or taxes, in either case falling due within sixty (60) days after the Closing.

(c)           The Transferred IP includes (i) all Patents owned by Seller or any of its Subsidiaries as of the Closing Date that were acquired resulting from its acquisitions of [***] and [***], respectively, including any Patent claiming priority to any such Patent, that is being prosecuted or maintained as of the Closing Date; (ii) all other Intellectual Property (other than Trademarks) owned by Seller or any of its Subsidiaries as of the Closing Date that was acquired resulting from Seller’s acquisitions of [***] and [***], respectively, and that is currently used or held for use by Seller or any of its Subsidiaries for the SR Technology; and (iii) all Intellectual Property (other than Trademarks and Intellectual Property contained in (i) and (ii)) owned by Seller or any of its Subsidiaries as of the Closing Date that was created or developed for use with the SR Technology. Neither Seller nor any of its Subsidiaries is subject to any outstanding Order that restricts or impairs the use of any Transferred IP or of any Applicable Licensed Intellectual Property. No Seller Group Member has participated in any standards-setting process or made or undertaken any commitment or obligation to license, or offer to license, any Transferred IP as a result of or in connection with its participation in any standards-setting process. Notwithstanding the foregoing, the representations and warranties set forth in this Section 3.5(c) shall not be deemed a representation or warranty regarding the non-infringement, non-misappropriation, or non-violation of the Intellectual Property rights of any Third Party.

(d)           There are no (and within the past six (6) years there have not been any) Proceedings or claims (including interference, opposition, reissue, re-examination, investigation or other proceedings) pending or threatened in writing to Seller or any of its Affiliates (i) to the Knowledge of Seller, contesting the enforceability, validity, use, scope, inventorship or ownership of any Transferred IP (and to the Knowledge of Seller, there is no basis for any such claim); or (ii) to the Knowledge of Seller, alleging that the exploitation of the SR Technology infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person.

(e)           Seller and each of its Subsidiaries operates and enforces reasonable procedures for the recording and maintenance of all know-how and other Intellectual Property constituting Transferred IP that is material or likely to be patentable. All Trade Secrets constituting Transferred IP that are material to the Transferred Technology have been documented by Seller and each of its Subsidiaries in reasonably sufficient detail so as to permit Buyer to use and exploit all such Trade Secrets as such Transferred IP are currently used and exploited. Seller and its Subsidiaries have taken all commercially reasonable steps that are required to maintain and protect the confidentiality of the Trade Secrets included in the Transferred IP, in each case to the extent used in connection with the SR Technology. To the Knowledge of Seller, there has been no (i) unauthorized disclosure of any material Trade Secret owned by or in the possession or control of Seller or any of its Subsidiaries included in the Transferred IP or (ii) breach of any of Seller’s or any of its Subsidiaries’ security procedures wherein such Trade Secrets have been improperly disclosed to a Third Party.

(f)           Section 3.5(f) of the Disclosure Schedule sets forth a true and complete list of (i) all third-party Developers (not including any former employees or current or former individual contractors or consultants of Seller Group) and (ii) all named inventors of the Transferred Patents. All Developers directly engaged by Seller or its Subsidiaries have executed an enforceable written Contract that (A) assigns to a Seller Group Member all right, title and interest to and in all such Intellectual Property included in the Transferred IP created within the scope of such Person’s employment or engagement thereby and (B) includes confidentiality provisions protecting such Intellectual Property, and Seller has provided copies of such written Contracts. To the Knowledge of Seller, no current or former Developer involved in the development of Transferred IP performed services for any Governmental Entity, a university, college or other educational institution, or a research center during a period of time during which such Developer was also developing any Transferred IP for the Seller Group.

(g)           To the extent that any Transferred IP (or component thereof) was originally owned or created by, for or with any Third Party, including any predecessor or Affiliate of a Seller Group Member:

(i)         the applicable Seller Group Member has a valid or enforceable written Contract with such Person (a “Third-Party IP Agreement”), pursuant to which such Seller Group Member has obtained sole and exclusive ownership of, all such Transferred IP by valid assignment or otherwise (including the rights to recover unrecovered past, present and future damages for infringement or misappropriation of such Intellectual Property), which Contract has been filed in a timely manner with the appropriate Governmental Entity, if necessary;

(ii)         the transfers from the Seller Group to Buyer hereunder do not violate such Third-Party IP Agreement;

(iii)         such Person has not retained and does not have any rights or licenses with respect to any Transferred IP; and

(iv)         no written notice has been received describing, and to the Knowledge of Seller there is not, any reasonable basis that exists for such Person to challenge or object to this Agreement or to the transfers of any Transferred IP contemplated hereunder.

(h)          Section 3.5(h) of the Disclosure Schedule contains a complete and accurate list, grouped by subsection, of all Contracts (i) pursuant to which Seller or any existing or future Subsidiary of Seller grants or is required to grant to any Person any right under or license (expressly, by implication, by estoppel or otherwise) (other than non-exclusive licenses granted to customers in the ordinary course of business related to the sale or other provision of products and services), any covenant not to assert or sue or other immunity from suit under or any other rights to any Transferred IP or Applicable Licensed Intellectual Property; (ii) where Seller or any existing or future Subsidiary of Seller has undertaken or assumed any obligation not to assert any Transferred IP or Applicable Licensed Intellectual Property against any Person prior to asserting any Intellectual Property against any other Person; or (iii) that include any obligation to exhaust remedies as to any such Transferred IP or Applicable Licensed Intellectual Property against one or more Persons prior to seeking remedies against any other Person. Section 3.5(h) of the Disclosure Schedule indicates which Contracts listed therein contain any license grant by Seller or any of its Subsidiaries to any Transferred IP or Intellectual Property licensed to Seller or its Subsidiaries.

(i)            Section 3.5(i) of the Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which any Person granted or is required to grant to Seller or any existing or future Subsidiary of Seller any right to Applicable Licensed Intellectual Property.

(j)            Section 3.5(j) of the Disclosure Schedule contains a complete and accurate list, grouped by subsection, of all Contracts as follows: (i) regarding joint development or other co-development of any Transferred IP, (ii) that is a Third-Party IP Agreement (other than written Contracts with Developers for the purpose of development of Transferred IP); or (iii) under which Seller or its Subsidiaries grants or receives an option or right of first refusal or negotiation in any Transferred IP.

(k)           Neither Seller nor any of its Subsidiaries is party to a Contract pursuant to which Seller or its Subsidiaries, on the one hand, has granted to a Subsidiary of Seller or Seller, on the other hand, any rights or licenses under or with respect to any Transferred IP.

(l)            No Contract to which the Seller or any of its Subsidiaries are a party would, upon or after Closing, grant or purport to grant to any Person any license, covenant not to sue, or other rights related to the Transferred IP or any Applicable Licensed Intellectual Property, other than licenses, covenants not to sue or other rights in place as of the Closing and listed in Section 3.5(h) of the Disclosure Schedule. All Transferred IP shall be owned or available for use by the Buyer immediately after the Closing on terms and conditions identical to those under which the applicable Seller Group Member owned or used such Transferred IP immediately prior to the Closing. Subject to completion or receipt of the Required Consents, the Seller Group has the full and unencumbered right to assign and transfer to Buyer all of Seller’s and its Subsidiaries’ rights, title and interest in and under the Transferred IP without incurring, or causing Buyer to incur, any obligation to any Third Party, including any fee, payment or royalty obligations.

(m)          Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, in and of itself result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Transferred IP; (ii) the release, disclosure or delivery of any Transferred IP by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of Transferred IP.

(n)          Except as disclosed as required under Section 3.5(n) of the Disclosure Schedule, no funding, facilities, resources or personnel of any Governmental Entity or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, of any Transferred IP or Transferred Technology (collectively, “Government Involvement”). With respect to any such Government Involvement, Seller or its Subsidiaries (as applicable) has complied with the provisions of all applicable Law and the applicable Contract(s) with respect to such Government Involvement, including protecting Intellectual Property, and providing information and documents to the applicable Governmental Entity in order not to lose ownership or other rights in or to any Transferred IP or Transferred Technology and not to grant broader rights or licenses to any Transferred IP or Transferred Technology than those rights and licenses required under applicable Law or those rights and licenses granted under the applicable Contract due to such Government Involvement. With respect to any such Government Involvement, Seller or the applicable Subsidiary has (i) timely made all required disclosures regarding any Patent included in the Transferred IP or patentable inventions resulting from or conceived during the development of any portion of any Transferred IP or Transferred Technology developed under a Contract with any Governmental Entity such that, the Governmental Entity does not have the right to take or claim title to such Patents or patentable inventions included in the Transferred IP or Transferred Technology; and (ii) timely made all required disclosures of all technical data and technical information resulting from the development of any portion of any Transferred IP and Transferred Technology developed under any Contract with any Governmental Entity in which the Governmental Entity has unlimited, limited, restricted, government purpose or specifically negotiated rights. Seller has made available copies of all such disclosures described in the prior sentence hereto.

(o)           To the Knowledge of Seller, the Transferred Software will perform in accordance with all material descriptions or specifications thereof and will be free from all material bugs, defects or errors and will function for its intended purpose in all material respects. Seller has disclosed in writing to Buyer, a summary of any problem or issue with respect to any of the Transferred Software which does, or may reasonably be expected to, adversely affect the value, functionality or fitness for the intended purpose of such Transferred Software. Seller has delivered to Buyer records with respect to all fixes (including fixes currently in progress), problem lists and maintenance of the Transferred Software. To the Knowledge of Seller, there are no Critical Problems with the Transferred Software. For the purposes of the foregoing, “Critical Problem” means a problem, defect, malfunction, nonconformity or error which has been (or should reasonably be) assigned the most critical level of error for the Seller Group’s internal tracking and reporting systems, in a manner consistent with past practices and reasonable industry standards.

(p)           To the Knowledge of Seller, the Transferred Software is free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” “harmful code,” (as such terms are commonly understood in the software industry) or other software routines, code or hardware components that in each case are designed to harm, or are capable of performing any of the following functions: (i) permitting unauthorized access, or the unauthorized disablement or erasure of, or other unauthorized impediment to, such (or parts thereof) or data or other software of users, or otherwise causing them to be incapable of being used in the full manner contemplated in the applicable documentation or (ii) damaging, or destroying any data or files without the user’s consent.

(q)           The source code of the Transferred Software has been documented in a professional manner that is sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze and interpret program logic, correct errors and improve, enhance, modify and support the Transferred Software. No Third Party, including any escrow agent, possesses any copy of, or has a license to or otherwise has access to, any source code to any Transferred Software. Neither Seller nor its Subsidiaries have a duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the Transferred Software source code to any escrow agent or other Person. To the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code to any other Person.

3.6.         Contracts.

(a)           All of the Material Contracts of Seller and its Subsidiaries are listed in Section 3.6(b) of the Disclosure Schedule and a true, correct and complete copy of each such Material Contract has been delivered to Buyer. Except as set forth in Section 3.6(a) of the Disclosure Schedule, neither Seller nor its Subsidiaries is party to or otherwise bound by any oral Contract that constitutes a Material Contract.

(b)           “Material Contract” means any Contract to which Seller or its Subsidiaries is a party or by which Seller or its Subsidiaries is bound:

(i)            that is required to be listed in Section 3.5 of the Disclosure Schedule;

(ii)          evidencing indebtedness and involving a security interest on any of the Purchased Assets;

(iii)         relating to the acquisition or disposition of any Purchased Assets (whether by merger, sale of stock, sale of assets or otherwise);

(iv)         that is with a Governmental Entity or university, college, other educational institution, multi-national, bi-national or international organization or research center and relates to the Transferred IP or Transferred Technology; or

(v)          relating to the settlement of any Proceeding involving the Purchased Assets.

(c)           With respect to each Material Contract: (i) such Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Seller or its Subsidiaries, as applicable, and, to Seller’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) such Material Contract, will continue to be legal, valid and enforceable and in full force and effect immediately following the Closing, in accordance with its terms, as in effect prior to the Closing, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general equitable principles.

(d)          Seller and its Subsidiaries have fulfilled and performed its obligations under each Material Contract due to be fulfilled or performed as of the Closing Date, and neither Seller nor its Subsidiaries is currently renegotiating any Material Contract or paying liquidated damages in lieu of performance thereunder.

(e)           With respect to each Material Contract, (i) neither Seller nor its Subsidiaries has materially breached, or committed any default under, any Material Contract that remains uncured, and, to the Knowledge of Seller, no other Person has materially breached, or committed any default under, any such Material Contract that remains uncured; (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (A) result in a material breach of any of the provisions of such Material Contract; (B) give any Person the right to declare a default or exercise any remedy under such Material Contract; (C) give any Person the right to accelerate the maturity or performance of such Material Contract; or (D) give any Person the right to cancel, terminate or modify such Material Contract; (iii) neither Seller nor its Subsidiaries has received any written notice or other written communication regarding any actual or possible material breach of, or default under, such Material Contract; and (iv) neither Seller nor its Subsidiaries has knowingly waived any of its respective material rights under such Material Contract.

3.7.         Taxes.

(a)           Seller and its Subsidiaries have timely paid all income and other material Taxes arising from the ownership of the Purchased Assets with respect to all Pre-Closing Tax Periods that were due and payable prior to the date hereof. There are no ongoing, pending or, to the Knowledge of Seller, threatened audits, examinations or Proceedings for the assessment or collection of Taxes against Seller or its Subsidiaries that relate to the ownership of the Purchased Assets.

(b)           (i) Seller and its Subsidiaries have timely filed (taking into account any valid extensions obtained in the ordinary course of business) all income and other material Tax Returns required to be filed by Seller and its Subsidiaries that related to ownership of the Purchased Assets, and (ii) such Tax Returns are true, complete and correct in all material respects.

(c)           No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of Seller or its Subsidiaries that relate to the ownership of the Purchased Assets. Neither Seller nor any of its Subsidiaries is a party to any Tax-sharing agreement (other than any agreement entered into in the ordinary course of business the primary purpose of which is not related to Tax) that relates to the ownership of the Purchased Assets. All material Taxes which Seller and its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or Third Party and that relate to the ownership of the Purchased Assets have been paid.

(d)           There are no Liens for Taxes (other than any Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves are being maintained) upon any of the Purchased Assets.

(e)           There are no Tax rulings, requests for rulings, voluntary disclosure applications or agreements or closing agreements regarding Taxes with respect to the Purchased Assets that would reasonably be expected to affect Buyer’s (or any of its Affiliates’) liability for Taxes with respect thereto for any taxable period (or portion thereof) beginning after the Closing Date.

(f)            Seller and its Subsidiaries have complied with all material requirements of Law relating to escheat and unclaimed property Laws in respect of the Purchased Assets.

(g)           Seller and its Subsidiaries have maintained and have in their possession or under their control all records, information and documentation in respect of the Purchased Assets which are required by law to be maintained for the purposes of Tax.

(h)           All documents in the possession or under the control of the Seller or any of its Subsidiaries that establish any rights of the Seller or any of its Subsidiaries relating to any of the Purchased Assets and are subject to UK stamp duty have been duly stamped.

3.8.         Proceedings.

(a)           There is no, and for the past five (5) years there has not been any, Proceeding pending or, to Knowledge of Seller, threatened in writing against Seller or any of its Subsidiaries: (i) involving any Purchased Assets; (ii) seeking injunctive, declaratory or other equitable relief or remedy affecting the ownership right of or in any Purchased Asset; (iii) involving an investigation or suit by any Governmental Entity relating to any Purchased Assets; (iv) seeking to prevent, delay, make illegal or otherwise interfere with any of the Transactions; or (v) relating to the right to receive consideration as a result of this Agreement. To the Knowledge of Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would serve as a basis for the commencement of any such Proceeding. There is no Order to which Seller or any of its Subsidiaries (with respect to the Purchased Assets) or any of the Purchased Assets is subject.

(b)           There is no, and for the past five (5) years there has not been any, Proceeding pending or, to the Knowledge of Seller threatened that (i) challenges (A) the right, title or interest of Seller or its Subsidiaries in, to or under the Transferred IP; or (B) the validity, enforceability or claim construction of any Patents included in the Transferred IP; or (ii) alleges infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by Seller or its Subsidiaries of Intellectual Property of any other Third Party arising from Seller’s or its Subsidiaries’ exploitation of the Purchased Assets.

3.9.         Compliance with Laws. To the extent relating to the Purchased Assets, each of Seller and its Subsidiaries is, and at all times in the past five (5) years has been, in compliance with, and is not in violation in any material respect of, any applicable Laws or Orders applicable to it, the conduct of its business, or the ownership of the Purchased Assets. To the extent relating to the Purchased Assets, neither Seller nor any of its Subsidiaries has received any written notice in the past five (5) years from any Person that any event has occurred, or any condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by Seller or any of its Subsidiaries of, or a failure on the part of Seller or any of its Subsidiaries to comply with, any applicable Law.

3.10.         Brokers. Neither Seller nor its Subsidiaries has incurred any Liabilities for any brokerage, finder, investment banking or other similar fees or commissions in connection with the Transactions based upon arrangements made by or on behalf of Seller, except for such fees and commissions that will be paid by Seller.

3.11.         Complete Copies of Materials. Seller has delivered or made available true and complete copies of each document referenced in the Disclosure Schedule.

3.12.         Compliance with Rights of First Refusal. Neither the execution and performance of this Agreement nor the consummation of the Transactions will result in any violation or be in conflict with or contravene, with or without the passage of time and giving of notice, any Contract to which Seller or its Subsidiaries is a party that provides for any right of notice, right of first refusal, right of first offer, right of first negotiation or similar right directly or indirectly applicable to the Purchased Assets.

3.13.          Exclusivity of Representations.  Seller, on behalf of itself and its Subsidiaries, acknowledges and agrees that:

(a)           except for the representations and warranties expressly set forth in Section 4, neither Buyer nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Buyer, its Subsidiaries or any of their respective businesses or operations or otherwise in connection with this Agreement or the Transactions; and

(b)           the representations and warranties made by Buyer in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any that are express or implied or as to merchantability or fitness for a particular purpose, and Buyer disclaims any other or implied representations or warranties.

4.	Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller, as of the date hereof, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows (with the understanding and acknowledgement that Seller would not have entered into this Agreement without being provided with the representations and warranties expressly set forth herein, that Seller is relying on these representations and warranties, and that these representations and warranties constitute an essential and determining element of this Agreement and are the only representations and warranties being made by Buyer):

4.1.         Authority; Enforceability. Buyer has full power and authority to execute this Agreement and the Ancillary Documents to which it is a party and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and each Ancillary Document to which Buyer is a party and the consummation by Buyer of the Transactions have been duly authorized by all necessary action. Buyer has duly executed and delivered this Agreement and each such Ancillary Document, and this Agreement and each such Ancillary Document constitute, subject to due authorization, execution and delivery by the applicable Seller Group Member, Buyer’s legal, valid and binding obligations, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.2.         No Financing. Buyer has sufficient cash on hand or other sources of immediately available funds to enable Buyer to timely perform its obligations hereunder, including to (a) pay in full the Purchase Price; and (b) pay in full all fees, costs and expenses payable by Buyer in connection with this Agreement and the consummation of the Transactions.

4.3.         No Conflicts. The execution and delivery by Buyer of this Agreement and each Ancillary Document to which Buyer is a party do not, and the consummation of the Transactions and compliance by Buyer with the terms hereof and thereof will not, contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, under, any provision of (a) the Constitutional Documents of Buyer, (b) any Order or Law applicable to Buyer, or (c) any Contract to which Buyer or its Affiliate is a party, except for any such conflict, breach, default, acceleration, creation, obligation or violation referred to in clauses (b) and (c) above that would not have a material adverse effect on Buyer. No Consent of, or Filing with, any Governmental Entity is required to be obtained or made by Buyer or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or any Ancillary Document or the consummation of the Transactions.

4.4.         Proceedings. (a) There is no Proceeding pending, or to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries; (b) there is no investigation pending, or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries; and (c) neither Buyer nor any Subsidiary thereof is subject to any outstanding Order, in each case, as would reasonably be expected to (i) prevent or materially delay any of the Transactions or (ii) materially impair the ability of Buyer to perform its obligations under this Agreement or the Ancillary Documents.

4.5.         Brokers. Buyer has not incurred any Liabilities for any brokerage, finder, investment banking or other similar fees or commissions in connection with the Transactions based upon arrangements made by or on behalf of Buyer, except for such fees and commissions that will be paid by Buyer.

4.6.         Exclusivity of Representations. Buyer, on behalf of itself and its Subsidiaries, acknowledges and agrees that:

(a)           except for the representations and warranties expressly set forth in Section 3, neither Seller nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Seller, its Subsidiaries or any of their businesses or operations (including the Purchased Assets or the Assumed Liabilities) or otherwise in connection with this Agreement or the Transactions; and

(b)           the representations and warranties made by Seller in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any that are express or implied or as to merchantability or fitness for a particular purpose.

5.	Covenants

5.1.         Non-Assignable Assets.

(a)           Neither this Agreement, the Ancillary Documents nor the consummation of the Transactions will be construed as an attempt or agreement to sell, transfer, assign, grant, convey or deliver to Buyer any asset, property or right of Seller or any of its Subsidiaries (provided that this Section 5.1 will not affect whether any asset, property or right will, once any required consent or waiver is obtained, be deemed to be a Purchased Asset for any other purpose under this Agreement), which in each case by its terms or by applicable Law is not transferable or assignable, as applicable, without the consent or waiver of a Third Party or is terminable or cancelable by a Third Party (collectively, the “Non-Assignable Assets”).

(b)          Seller shall use commercially reasonable efforts to obtain and to cause each of its Subsidiaries to obtain, any Consent that is required for Seller or such Subsidiaries to sell, transfer, assign, grant, convey and deliver the Purchased Assets to Buyer pursuant to this Agreement. To the extent permitted by applicable Law and the terms of or applicable to the applicable Non-Assignable Asset, in the event that any such Consent cannot be obtained prior to the Closing, from the Closing, (i) the Non-Assignable Assets subject thereto and affected thereby shall be held, as of and from the Closing, by the applicable Seller Group Member in trust for the benefit of Buyer, and all benefits and obligations existing thereunder will be for Buyer’s account; (ii) Buyer shall pay, perform and otherwise discharge (in accordance with the respective terms and subject to the respective conditions thereof, and in the name of such Seller Group Member) all of the covenants and obligations of the applicable Seller Group Member incurred after the Closing with respect to such Non-Assignable Assets; (iii) Seller shall use commercially reasonable efforts to take and to cause each of its Subsidiaries to take, subject to the second sentence of this Section 5.1(b), such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of such Non-Assignable Assets and to effect the collection of money or other consideration that becomes due and payable under such Non-Assignable Assets, and to pay over to Buyer all money or other consideration received by it in respect of such Non-Assignable Assets; (iv) Seller shall use commercially reasonable efforts to enforce and to cause each of its Subsidiaries to enforce, at the request of and for the benefit and account of Buyer, any rights of the applicable Seller Group Member arising from such Non-Assignable Assets against any other Person, including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer; and (v) Buyer and Seller shall mutually cooperate to provide any other alternative arrangements as may be reasonably required to implement the purposes of this Agreement. If and when such Consent is obtained, Seller shall sell, transfer, assign, grant, convey and deliver (and shall cause each of its Subsidiaries to sell, assign, transfer, convey and deliver) such Non-Assignable Asset to Buyer or its applicable Affiliate.

(c)           As of and from the Closing Date, Seller (on behalf of itself and its Subsidiaries) authorizes Buyer, to the extent permitted by applicable Law and the terms of or applicable to the Non-Assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller and its Subsidiaries under the Non-Assignable Assets.

5.2.         Knowledge Transfer. For six (6) months following the Closing, Seller will make available its Representatives with knowledge of and expertise in the SR Technology for consultation with Buyer regarding the Purchased Assets for up to eighty (80) hours upon Buyer’s reasonable request, provided that Buyer shall pay Seller at a rate of $[***] per hour after the first forty (40) hours.

5.3.         Wrong Pockets.

(a)           In the event that, at any time following the Closing Date, either Party (the “Holder”) becomes aware that it is in possession, custody or control of any Intellectual Property, Technology, Contract or other asset, property or right (whether tangible, intangible, real, personal or mixed) that pursuant to this Agreement should have been transferred to, vested in or otherwise owned or held by the other Party (the “Entitled Party”), or is responsible for, or has assumed, any Liability that pursuant to this Agreement should have remained the responsibility or Liability of the other Party, the Holder shall (i) promptly notify the Entitled Party in writing of such mis-allocated asset or Liability, (ii) hold any such asset or property in trust for the sole benefit of the Entitled Party (or, in the case of a mis-allocated Liability, refrain from taking any action that would prejudice the Entitled Party’s rights with respect thereto), and (iii) without the requirement of any further consideration, and at the Entitled Party’s written direction, promptly take, or cause to be taken, all actions reasonably necessary to convey, assign, deliver, endorse, transfer or re-transfer (in the case of assets) or novate, release or otherwise re-allocate (in the case of Liabilities) such asset, property, contract or right to the Entitled Party, including executing and delivering all deeds, bills of sale, assignments, assumptions, powers of attorney or other instruments of conveyance, transfer or assumption as the Entitled Party may reasonably request.

(b)           The Holder shall bear all reasonable out-of-pocket costs and expenses incurred in connection with its obligations under this Section 5.3 if the mis-allocation was the result of the Holder’s breach of this Agreement or its gross negligence or willful misconduct; otherwise, such costs and expenses shall be borne by the Entitled Party. Until any such Intellectual Property, Technology, Contract, asset, property, claim, book, record, right or Liability is effectively conveyed or re-allocated to the Entitled Party in accordance with this Section 5.3, the Holder shall (i) afford the Entitled Party and its Representatives reasonable access to, and cooperation with respect to, such asset or Liability; and (ii) refrain from using, transferring, encumbering, settling, compromising or otherwise disposing of or dealing with such asset or Liability except as may be expressly required by Law or with the Entitled Party’s prior written consent.

5.4.         Rights under Seller Service Providers Contracts. Seller shall, and shall direct its Subsidiaries to, as applicable, upon request of Buyer and at Buyer’s expense, enforce to the fullest extent possible and at the reasonable discretion of Buyer, and not waive or release, the rights of Seller and any such Subsidiary under the employee proprietary information and invention assignment agreements, non-disclosure and proprietary information agreements that currently bind the Seller Service Providers, including the rights relating to confidentiality, information non-use, invention assignment and non-competition (if applicable), in each case in a manner that would adversely affect Buyer’s rights with respect to any and all of the Purchased Assets (including the Transferred IP). Without the prior written consent of Buyer, Seller and such Subsidiaries shall not terminate, change, amend, modify or waive any such rights under any such Contracts.

5.5.         Confidentiality.

(a)           Each of the Parties hereby agrees that the information hereunder or otherwise obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions shall be governed by the terms of the confidentiality letter agreement dated as of [***] (the “Confidentiality Agreement”), by and between Seller and Guarantor, which shall continue in full force and effect after Closing in accordance with its terms and conditions; provided that all obligations of Guarantor and its Subsidiaries under the Confidentiality Agreement with respect to the Purchased Assets and the Assumed Liabilities shall terminate simultaneously with the Closing. Except as otherwise provided in this Section 5.5(a), Seller shall, and shall cause its Subsidiaries, and their respective Representatives to treat, after the Closing, as strictly confidential (unless (i) compelled to disclose by judicial or administrative process, (ii) required to disclose under applicable Law, or (iii) solely to the extent reasonably necessary in connection with the enforcement of Seller’s rights hereunder or the defense by Seller of any claim asserted against it hereunder) all nonpublic, confidential or proprietary information included in the Purchased Assets (the “Purchased Confidential Information”), and Seller shall not, and shall cause its Subsidiaries and their respective Representatives not, to use the Purchased Confidential Information for any purpose whatsoever except as otherwise expressly permitted hereunder or under the Ancillary Documents, or disclose such information to any Person. In the event of any compelled or required disclosure with respect to any Purchased Confidential Information, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such Purchased Confidential Information which such Seller is advised by its counsel is reasonably required to be disclosed, and Seller shall use its commercially reasonable efforts, as permitted by applicable Law, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Purchased Confidential Information.

5.6.         Expenses. All costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement, the Ancillary Documents and the Transactions shall be paid by the Party incurring such expense.

5.7.         Public Announcements. Unless otherwise required by applicable Law or applicable stock exchange rules, no Party shall make any public announcements in respect of this Agreement or the Transactions without the prior written consent of the other Party (with such consent not to be unreasonably withheld, conditioned or delayed); it being understood that Seller and Buyer will consult with the other prior to and in connection with any required public announcements or other required public disclosures regarding this Agreement or the Transactions, and give each other the reasonable opportunity to review and comment upon (and consider in good faith any comments made by the other Party in relation to).

5.8.         Data Room Information. Seller shall deliver to Buyer an electronic copy of the documents and information, which shall include unrestricted access to all such documents and information contained thereon, contained in the virtual online data rooms hosted on behalf of Seller by Datasite LLC in the online workspaces captioned “Project Pat” as of 11:59 p.m., Pacific time, on the date of this Agreement. Such electronic copy shall be delivered to counsel to Buyer promptly following to the Closing.

5.9.         Further Assurances. From time to time, as and when requested by any Party and at such Party’s expense, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to consummate the Transactions, including, in the case of Seller, executing and delivering (or causing to be executed and delivered) to Buyer such assignments, deeds, bills of sale, consents and other instruments as Buyer or its counsel may reasonably request as necessary or desirable for such purpose. Upon the written request of Buyer its successors, legal representatives or assigns, Seller agrees that at any time from and after the Closing Date, Seller will use commercially reasonable efforts to communicate with Buyer, its successors, legal representatives and assigns all information known to Seller included in the Purchased Assets in the United States and worldwide and that Seller will, at the expense of Buyer and in return for reasonable compensation for the time spent, execute and deliver any papers, and perform all other lawful acts reasonably deemed necessary or desirable by Buyer, its successors, legal representatives and assigns, to convey or perfect Buyer’s rights to the Purchased Assets and to enforce or defend Buyer’s and their assigns’ rights in and to the Purchased Assets.

5.10.         Cooperation; Records and Documents.

(a)           In the event and for so long as either Buyer or Seller or any of their respective Affiliates (the “Contesting Party”) is actively contesting, defending against, or undertaking any activity or internal investigation in preparation for or that may reasonably be expected to result in any Proceeding related to any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction arising on or prior to the Closing involving the Purchased Assets and not involving or reasonably expected to involve an indemnification claim under Section 7 against Seller (if Buyer is the Contesting Party) or Buyer (if Seller is the Contesting Party), at the reasonable request of the Contesting Party, the other party (the “Cooperating Party”) shall (i) reasonably cooperate with the Contesting Party and its counsel in the contest, defense, or internal investigation, (ii) make available its personnel, and (iii) provide such testimony and access to its books and records, in each case as may be reasonably necessary in connection with the contest, defense, or investigation, at the sole cost and expense of the Contesting Party (including reimbursement of the Cooperating Party’s documented and out-of-pocket expenses reasonably incurred in providing such cooperation). The provisions of this Section 5.10(a) shall not be applicable in the case of any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction expected to result in any Proceeding by Buyer or its Subsidiaries against Seller or by Seller or its Subsidiaries against Buyer.

(b)          Following the Closing until the five (5) year anniversary of the Closing, Seller shall provide to Buyer and its Representatives, at Buyer’s reasonable request (subject to applicable Law and any limitations that are reasonably required to preserve any applicable privilege or third-party confidentiality obligation), with copies, or, if required by applicable Law, originals, of those records and documents in Seller’s control related to the Purchased Assets or the Assumed Liabilities (to the extent not included in the Purchased Assets transferred to Buyer or any of its Affiliates) as may be reasonably necessary for Buyer’s use and exploitation of the Purchased Assets after the Closing. If so requested by either Seller or Buyer, the other Party shall enter into a customary joint defense agreement with Seller or Buyer with respect to any information to be provided to such Party pursuant to this Section 5.10(b).

6.	Tax Matters

6.1.         Liability for Taxes.

(a)           Seller shall be liable for and shall pay, and pursuant to Section 7 each Buyer Indemnitee shall be indemnified against, all (i) Taxes relating to the Purchased Assets and the Assumed Liabilities, in each case attributable to any Pre-Closing Tax Period; (ii) Taxes of Seller and its Subsidiaries for any taxable period; and (iii) Taxes pursuant to any bulk transfer, transferee or successor provisions of Law that are attributable to the operations of Seller or any of its Subsidiaries. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Purchased Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date. For purposes of this Section 6, any Straddle Period shall be treated on a “closing of the books” basis as two (2) partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

(b)           VAT and Transfer Taxes

(i)            Notwithstanding anything to the contrary in Section 6.1(a), the Purchase Price shall be exclusive of VAT (if any). Any VAT imposed on the transfers of the Purchased Assets or Assumed Liabilities to Buyer (or any of its Affiliates) for which Seller (or any of its Subsidiaries) is required to account to the relevant Tax Authority shall be charged to Buyer (or the relevant Affiliate) in addition to the Purchase Price. Buyer (or the relevant Affiliate) shall pay to Seller an amount equal to any such VAT at the same time as payment of the Purchase Price or, if later, within five (5) Business Days of receipt of a valid VAT invoice from Seller (or the relevant Subsidiary). Any VAT imposed on the transfers of the Purchased Assets or Assumed Liabilities to Buyer (or any of its Affiliates) for which Buyer (or any of its Affiliates) is required to account to the relevant Tax Authority pursuant to a reverse charge mechanism shall be paid by Buyer (or the relevant Affiliate) to the relevant Tax Authority.

(ii)           Notwithstanding anything to the contrary in Section 6.1(a), (A) Buyer shall be responsible for and shall pay all UK Transfer Taxes attributable to the sale or transfer of the Purchased Assets or the Assumed Liabilities (regardless of whether such Tax is imposed on Seller or Buyer), and (B) each of Seller and Buyer shall be responsible for and shall pay fifty percent (50%) of any Transfer Taxes (other than VAT and UK Transfer Taxes) attributable to the sale or transfer of the Purchased Assets or the Assumed Liabilities (regardless of whether such Tax is imposed on Seller or Buyer). Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such UK Transfer Taxes and Transfer Taxes, as applicable, and Seller shall provide (or cause its Subsidiaries to provide) such assistance as is reasonably required or requested by Buyer in connection therewith.

(c)           Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one Party all or a portion of which is the responsibility of the other Party in accordance with the terms of this Section 6. Within a reasonable time prior to the payment of any such Tax, the Party paying such Tax shall give notice to the other Party of the Tax payable and the portion which is the liability of each Party, although failure to do so will not relieve the other Party from its liability hereunder.

6.2.         Assistance and Cooperation. After the Closing Date, Seller and Buyer shall (and shall cause their respective Affiliates to):

(a)           assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing;

(b)          cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns required to be filed in respect of the Purchased Assets;

(c)           make available to the other and to any Tax Authority as reasonably requested all information, records and documents relating to Taxes with respect to the Purchased Assets;

(d)           provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes with respect to the Purchased Assets for taxable periods for which the other may have a liability under this Section 6; and

(e)           furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any such taxable period.

(f)            Notwithstanding anything in this Agreement to the contrary (including in this Section 6.2), neither Seller nor Buyer shall be entitled to any information, including any Tax Return, with respect to income Taxes of the other Party or any Taxes paid or Tax Returns filed by or with respect to the other Party on a combined, unitary, or consolidated basis.

6.3.         Tax Treatment. Buyer and Seller acknowledge and agree that this Agreement is intended to constitute a sale of the Purchased Assets (rather than a license, lease or other limited right of use) for income Tax purposes.

7.	Indemnification

7.1.         Survival.

(a)         Each covenant and agreement in this Agreement shall survive the Closing for the period explicitly specified therefor or otherwise without limitation as to time until fully performed in accordance with its terms. Subject to the limitations and other provisions of this Agreement, each representation and warranty in this Agreement shall survive the Closing for a period of fifteen (15) months following the Closing Date; provided that the IP Representations shall survive the Closing for a period of three (3) years following the Closing Date; provided, further, that the Fundamental Representations shall survive the Closing for a period of six (6) years following the Closing Date. Notwithstanding the foregoing, any claim for indemnification under Section 7.2 with respect to any covenant, agreement, representation or warranty asserted in good faith and in writing prior to the termination of any respective survival period in accordance with this Section 7.1 shall not thereafter be barred by the expiration of such period, and the limitations set forth in this Section 7.1 shall not apply in the event of any Fraud.

(b)         It is the express intent of the Parties that, if the applicable survival period as contemplated by Section 7.1(a) is shorter or longer than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced or lengthened, as applicable, to the survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 7.1 for the assertion of claims under this Agreement are the result of arms’ length negotiation by the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

7.2.         Indemnification.

(a)           Subject to the other provisions of this Agreement, from and after the Closing, Seller agrees to indemnify, defend, pay, reimburse and hold harmless Buyer and its Affiliates, and their respective Representatives (collectively, the “Buyer Indemnitees”) from and against any and all Losses paid, sustained or incurred by any Buyer Indemnitee, directly or indirectly (regardless of whether or not such Losses relate to any third-party claims), as a result of:

(i)           any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement or the Disclosure Schedule;

(ii)          any failure by Seller to perform or comply with any obligation or covenant contained in this Agreement;

(iii)         any Excluded Liabilities; or

(iv)         the matters set forth on Schedule 7.2(a)(iv).

(b)          Subject to the other provisions of this Agreement, from and after the Closing, Buyer agrees to indemnify, defend and hold harmless Seller and its Subsidiaries, and their respective Representatives (collectively, the “Seller Indemnitees”) from and against any and all Losses paid, sustained or incurred by any Seller Indemnitee, directly or indirectly (regardless of whether or not such Losses relate to any third-party claims), as a result of:

(i)           any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement;

(ii)          any failure by Buyer to perform or comply with any obligation or covenant contained in this Agreement; or

(iii)         any Assumed Liabilities.

(c)           Notwithstanding anything in this Agreement to the contrary, for purposes of the determination of (i) whether there has been a breach of any of the representations or warranties given or made by Seller in this Agreement or the Disclosure Schedule; or (ii) the amount of Losses resulting from or arising out of such breach, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, or any similar term or phrase shall be disregarded (other than the defined term “Material Contract”), it being the understanding of the Parties that for purposes of determining liability under this Section 7, such representations and warranties of Seller shall be read as if such terms and phrases were not included therein.

7.3.         Calculation of Losses; Limitations. The Party making a claim under this Section 7 is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Section 7 is referred to as the “Indemnifying Party.” The indemnification provided for in Section 7.2 shall be subject to the following limitations, calculations and process:

(a)           Except in the case of claims arising from Fraud, the Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.2(a)(i) or Section 7.2(b)(i), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a)(i) or Section 7.2(b)(i), as applicable, exceeds US$[***] (the “Threshold”), in which event the Indemnifying Party shall be required to pay or be liable for all Losses including the amount of the Threshold; provided that the Threshold shall not apply to Losses arising from or as a result of any inaccuracy in or breach of any Fundamental Representation or IP Representation.

(b)           Except in the case of claims arising from Fraud, the maximum aggregate amount of Losses for which an Indemnifying Party shall be liable pursuant to Section 7.2(a)(i) or Section 7.2(b)(i), as applicable, shall be US$[***]; provided that the foregoing shall not apply to Losses arising from or as a result of any inaccuracy in or breach of any Fundamental Representation or IP Representation.

(c)           Except in the case of claims arising from Fraud, the maximum aggregate amount of Losses for which an Indemnifying Party shall be liable pursuant to Section 7.2(a)(i) for breaches of or inaccuracies in the IP Representations, shall be US$[***].

(d)           Except in the case of claims arising from Fraud, the maximum aggregate amount of Losses for which an Indemnifying Party shall be liable pursuant to Section 7.2(a)(i) or Section 7.2(b)(i) for breaches of or inaccuracies in the Fundamental Representations, shall be an amount equal to the amount of the [***].

(e)           Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of the Indemnifying Party for any Losses resulting from, arising out of, or in connection with any Fraud or for claims arising under Sections 7.2(a)(ii)–(iv)  or Sections 7.2(b)(ii)–(iii).

7.4.         Claim Procedures. Any claim for indemnification pursuant to this Section 7 (and, at the option of any Indemnified Party, any claim based upon Fraud) shall be brought and resolved exclusively as follows:

(a)           If any Indemnified Party has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Losses for which it is or may be entitled to indemnification under this Section 7, such Indemnified Party may deliver a claim notice (a “Claim Notice”) to the Indemnifying Party. Each Claim Notice shall, to the extent practicable, (i) contain a brief description of the facts and circumstances supporting the Indemnified Party’s claim; and (ii) if then known, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnified Party might be entitled, subject to modification by the Indemnified Party in good faith from time to time (the “Claimed Amount”).

(b)           If the Indemnifying Party does not notify in writing the Indemnified Party within twenty (20) Business Days after delivery of the Claim Notice that it disputes its liability to the Indemnified Party such claim specified by in the Claim Notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the Claimed Amount to the Indemnified Party on demand or, in the case of any Claim Notice in which the Claimed Amount (or any portion thereof) is estimated, on such later date when the Claimed Amount (or such portion thereof) becomes finally determined.

(c)           If the Indemnifying Party disputes such claim specified in the Claim Notice, it shall notify the Indemnified Party that the Indemnifying Party disputes such claim (the “Dispute Notice”) within such twenty (20) Business Day period. If the Indemnifying Party has disputed a claim for indemnification, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute within twenty (20) Business Days after delivery of the Dispute Notice, either Buyer or Seller may initiate a formal proceeding in accordance with Section 8.2.

7.5.         Defense of Third-Party Claims.

(a)         In the event Buyer becomes aware of a third-party claim which Buyer believes may result in an indemnification claim under Section 7.2(a), Buyer shall notify Seller of such claim within thirty (30) days of an executive officer of Buyer becoming aware of such claim; provided that any failure to timely deliver such notice shall not affect the applicable Buyer Indemnitee rights hereunder, except to the extent that Seller’s rights are materially prejudiced by such failure. Buyer shall keep Seller reasonably apprised of material developments in such claim, and promptly provide to Seller copies of all pleadings, response pleadings, motions and other similar legal documents and papers filed in connection with such claim and which are not publicly available, in each case to the extent that receipt of such documents does not waive any privilege. Buyer shall have the right in its sole discretion to defend any such claim. The election of Buyer to assume such defense shall be made within thirty (30) days of Seller’s receipt of notice of the claim, failing which Buyer shall be deemed to have elected not to assume such control. Buyer shall also have the right in its sole discretion to settle any such claim; provided that (i) any such settlement effected without Seller’s written consent (not to be unreasonably withheld, conditioned or delayed) shall not be determinative as to whether any Losses with respect to such claim are indemnifiable, and (ii) any such settlement shall (A) not include any obligations of Seller under such settlement other than monetary damages or other monetary payments to be paid for by Seller (B) include an unconditional release of Seller, (C) not include any admission of wrongdoing on the part of Seller and (D) not enjoin or restrict in any way the future actions or conduct of Seller. In the event that Seller has consented to any such settlement, Seller shall have no power or authority to object under any other provision of this Section 7 to the amount of any claim by Buyer or other applicable Buyer Indemnitee against Seller for indemnity with respect to such settlement.

(b)           In the event Seller becomes aware of a third-party claim which Seller believes may result in an indemnification claim under Section 7.2(b), Seller shall notify Buyer of such claim within thirty (30) days of an executive officer of Seller becoming aware of such claim; provided that any failure to timely deliver such notice shall not affect the applicable Seller Indemnitee’s rights hereunder, except to the extent that Buyer’s rights are materially prejudiced by such failure. Other than a third-party claim solely related to the Excluded Assets, Buyer shall be entitled to assume the defense of such third-party claim. The election of Buyer to assume such defense shall be made within thirty (30) days of Buyer’s receipt of notice of the claim, failing which Buyer shall be deemed to have elected not to assume such control. If Buyer elects to assume the defense of such claim, Buyer shall keep Seller reasonably apprised of material developments in such claim or Proceeding, and promptly provide to Seller copies of all pleadings, response pleadings, motions and other similar legal documents and papers filed in connection with such claim or Proceeding and which are not publicly available, in each case to the extent that receipt of such documents does not waive any privilege; provided that unless such settlement (A) does not include any obligations of Seller under such settlement other than monetary damages or other monetary payments to be paid for by Seller (B) includes an unconditional release of Seller, (C) does not include any admission of wrongdoing on the part of Seller and (D) does not enjoin or restrict in any way the future actions or conduct of Seller, Buyer may not settle any such claim or Proceeding without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

(c)           Subject to the other provisions of this Section 7, all reasonable and documented expenses (including attorneys’ fees) relating to the defense of such claim or Proceeding (and all amounts due pursuant to any settlement, adjustment or compromise of such claim or Proceeding) shall be borne and paid exclusively by the Indemnifying Party.

7.6.         Exclusive Remedies. Subject to the rights to seek injunctive and other equitable relief, Buyer and Seller each acknowledge and agree that, from and after the Closing, a Party’s sole and exclusive monetary remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement shall be pursuant to the provisions set forth in this Section 7, except in the case of claims arising from Fraud. Nothing in this Section 7 shall limit Buyer’s or Seller’s right to seek and obtain any equitable relief for which Buyer or Seller, as applicable, is entitled or to seek any remedy on account of a Person’s Fraud.

7.7.         Effect of Investigation. The right to indemnification, payment of Losses or for other remedies based on any representation, warranty, covenant or obligation of Seller or Buyer contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution of this Agreement or the Closing Date occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The Parties acknowledge and agree that such (lack of) effect of investigation constitutes an express allocation of risk between Buyer and Seller. Additionally, the right to indemnification, payment of Losses or for other remedies based on any representation or warranty of (a) Seller contained in or made pursuant to this Agreement, and the ability to rely on such representations and warranties by Buyer, shall not be limited in any way as a result of the disclosure of any information or documents (including through any digital or physical data room) to Buyer, its Affiliates, or their respective Representatives, regardless the manner it was communicated or otherwise brought to the attention of Buyer, its Affiliates or its Representatives, unless such information or documents have been explicitly referred to in the Disclosure Schedule; or (b) Buyer contained in or made pursuant to this Agreement, and the ability to rely on such representations and warranties by Seller, shall not be limited in any way as a result of the disclosure of any information or documents (including through any digital or physical data room) to Seller, its Affiliates, or their respective Representatives, regardless the manner it was communicated or otherwise brought to the attention of Seller, its Affiliates, or their respective Representatives. The waiver of any condition to the obligation of Seller or Buyer to consummate the Transactions, where such condition is based on the accuracy of any representation, warranty, or on the performance of or compliance with any covenant or obligation shall not affect the right to indemnification, payment of Losses, or other remedy based on such representation, warranty, covenant or obligation.

7.8.         Tax Treatment. All payments made (or deemed to be made, in accordance with this Agreement) by any Indemnifying Party to an Indemnified Party with respect to any claim pursuant to this Section 7 shall be treated, to the fullest extent possible under applicable Law, as adjustments to the Purchase Price for purposes of this Agreement and for all Tax purposes.

8.	General Provisions

8.1.         Notices. Any notice or other communication required or permitted to be delivered to a Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email (if an email address is specified below for such Party) before 6:00 p.m. (recipient’s time) and receipt is confirmed or no failure message is generated, when transmitted; (c) if sent by email (if an email address is specified below for such Party) on a day other than a Business Day and receipt is confirmed or no failure message is generated, or if sent by email after 6:00 p.m. (recipient’s time) on a Business Day and receipt is confirmed or no failure message is generated, on the Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third (3rd) Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one (1) Business Day after being sent, in each case to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Party hereto):

(i)            if to Buyer,

Illumina, Inc.

[***]

[***]
Attention: General Counsel
E-mail: [***]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
12230 El Camino Real, Unit 300
San Diego, California 92130
Attention: Jon Olsen; Adam Welland
Email: jon.olsen@sidley.com; adam.welland@sidley.com

and

(ii)           if to Seller,

Pacific Biosciences of California, Inc.
[***]
[***]
Attention: [***]
E-Mail: [***]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Andrew D. Hoffman; Douglas K. Schnell; Zachary B. Meyers; Broderick K Henry Jr.
Email: ahoffman@wsgr.com; dschnell@wsgr.com; zmyers@wsgr.com bhenry@wsgr.com

8.2.         Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, U.S.A., without giving effect to the conflicts of laws principles thereof to the extent such principles would require or permit the application of the Laws of another state. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

8.3.         Specific Performance; Injunctive Relief. Except as expressly set forth in this Agreement, the rights and remedies of the Parties shall be cumulative (and not alternative). Seller and Buyer agree that, in the event of any breach or threatened breach by the other Party of any covenant, obligation or other provision set forth in this Agreement, (a) Seller or Buyer, as applicable, shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) Buyer shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Proceeding. Each Party further agrees that it shall not seek, and will waive any requirement for, the securing or posting of a bond in connection with the other Party’s seeking or obtaining such relief.

8.4.         Attorney’s Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement, then the prevailing Party shall recover all of its actual costs and reasonable attorneys’ fees (including any irrecoverable VAT thereon) incurred in connection with each and every such action, suit or other proceeding, including any and all appeals and petitions therefrom, from the non-prevailing Party.

8.5.         Waiver.

(a)           No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Party shall be deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

8.6.         Successors; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have the right to assign or transfer this Agreement, or any of its rights or obligations hereunder, without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided that either Party may assign its rights under this Agreement, either whole or in part, to any Affiliate thereof or to any third-party successor, assignee or transferee in connection with any transfer or sale, of all or substantially all of the assets of such Party to which this Agreement relates or other reorganization of such Party, whether by merger, consolidation, sale, operation of law or otherwise, provided, further, that any such transferee agrees to be bound by the terms hereof. Any assignment in violation of this Section 8.6 shall be null and void.

8.7.         Severability. If, for any reason, a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision of this Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. The Parties agree to negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision.

8.8.         Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Ancillary Documents and the Confidentiality Agreement set forth the entire understanding of the Parties relating to the subject matter hereof and terminate and supersede all prior agreements and understandings between the Parties relating to the subject matter hereof.

8.9.         Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each Party.

8.10.      Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of Seller set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Disclosure Schedule, or (b) it is readily apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies another representation and warranty of Seller in this Agreement.

8.11.      No Third-Party Beneficiaries. Except as provided in Section 7, this Agreement is for the sole benefit of the Parties, their permitted assigns and the Indemnified Parties and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties, their permitted assigns and the Indemnified Parties, any legal or equitable rights hereunder.

8.12.      Performance by Affiliates. Buyer will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Affiliate.

8.13.      Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

8.14.      Interpretation.

(a)           For all purposes of this Agreement, unless otherwise specified herein,

(i)            “including” shall be construed to mean “including, without limiting the generality of the foregoing”;

(ii)           “or” shall be construed in the inclusive sense of “and/or”;

(iii)          words (including capitalized terms defined herein) in the singular shall be construed to include the plural and vice versa, and words (including capitalized terms defined herein) of one gender shall be construed to include all genders as the context requires;

(iv)         the terms “hereof” and “herein” and words of similar import shall be construed to refer to this Agreement as a whole (including all the Exhibits and Schedules) and not to any particular provision of this Agreement; and

(v)          the terms “delivered to,” “provided to,” “made available to,” “furnished to” and terms of similar import, unless the context otherwise requires, mean, with respect to any statement in Section 3 of this Agreement, such information, document or other material has been “delivered to,” “provided to,” “made available to ” or “furnished to” to Buyer or its Representatives for review (without subsequent modification by Seller) in the virtual data room set up by Seller in connection with this Agreement pursuant to Section 5.8 or actually delivered (whether by physical or electronic delivery) upon request to Buyer or its Representatives at least two (2) Business Days prior to the date hereof.

(b)           The headings contained herein and in any Annex, Exhibit or Schedule hereto, and the table of contents hereto, are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. When a reference is made herein to a Section, Annex, Exhibit or Schedule, such reference shall be to a Section of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part hereof as if set forth in full herein.

(c)           Any agreement, instrument, or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(d)           References to a Person are also to its permitted successors and assigns.

(e)           Each representation, warranty, covenant and agreement contained herein shall have independent significance.

8.15.      Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.16.      Parent Guarantee.

(a)           To induce Seller to enter into this Agreement, Guarantor absolutely, unconditionally and irrevocably guarantees, as principal and not as surety, to Seller, and its successors and assigns the payment and performance of each of the covenants, obligations and agreements of Buyer under this Agreement (the “Guaranteed Obligations”). This guaranty is an absolute, unconditional and continuing guaranty of the full discharge and performance of the Guaranteed Obligations. This guaranty is a guaranty of payment and performance and not of collection. Any breach or nonperformance of any of the Guaranteed Obligations shall also be deemed to be a default of Guarantor. So long as this Section 8.16 is in effect, Guarantor shall not exercise any right or remedy arising by reason of its performance of its guaranty, whether by subrogation, reimbursement, indemnification, contribution or otherwise, against Buyer or its successors and assigns.

(b)           Guarantor represents and warrants to Seller as of the date hereof and as of the Closing Date as if made as of the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows:

(i)            Guarantor (A) is duly organized or formed, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization or formation; and (B) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(ii)           Guarantor has the requisite corporate power and authority to (A) execute and deliver this Section 8.16 and (B) perform its covenants under this Section 8.16. The execution and delivery of this Section 8.16 by Guarantor and the performance by Guarantor of its covenants under this Section 8.16 have each been duly authorized by all necessary action on the part of Guarantor. This Agreement has been duly executed and delivered by Guarantor and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(c)           Except for the representations and warranties expressly set forth in this Section 8.16, neither Guarantor nor any other Person makes any other express or implied representation or warranty on behalf of Guarantor or any of its Affiliates (other than the representations and warranties of Buyer set forth in Section 4). Guarantor’s obligations under this Section 8.16 are expressly limited to Guaranteed Obligations and shall automatically expire upon the full discharge and performance of all Guaranteed Obligations and, thereafter, Guarantor shall no longer have any duties or obligations under this Agreement.

(d)           This guaranty is to be a continuing guaranty and accordingly is to remain in force until all of the Guaranteed Obligations have been performed or satisfied. This guaranty is in addition to and without prejudice to and not in substitution for any rights that Seller, its successors and assigns may now or in future have or hold for the performance and observance of the Guaranteed Obligations. The Guaranteed Obligations shall be discharged as a result of (i) indefeasible payment in full of the Guaranteed Obligations in accordance with the terms of this Agreement, or (ii) those defenses with respect to the Guaranteed Obligations that Seller has under the specific terms of this Agreement.

(e)           As a separate and independent stipulation, Guarantor acknowledges, confirms and agrees that any of the Guaranteed Obligations (including any monies payable) that is or becomes unenforceable against, or not capable of recovery from, Buyer by reason of any legal limitation, disability or incapacity on or of Buyer or any other fact or circumstances (other than any limitation imposed by this Agreement) will nevertheless be enforceable against and recoverable from Guarantor as though the same had been incurred by Guarantor and Guarantor were the sole or principal obligor in respect of that Guaranteed Obligation. Without limiting the generality of the foregoing, (i) Guarantor waives: (A) notice of acceptance of this guaranty, and of the creation or existence of any of the Guaranteed Obligations and of any action by Seller in reliance hereon or in connection herewith; (B) presentment, demand for payment, notice of dishonor or nonpayment, protest and notice of protest with respect to the Guaranteed Obligations; and (C) any requirement that suit be brought against, or any other action by Seller, its successors and assigns, and any third-party beneficiary be taken against, or any notice of default or other notice be given to, or any demand be made on, Buyer or any other Person, or that any other action be taken or not taken as a condition to Guarantor’s liability for the Guaranteed Obligations or as a condition to the enforcement of this Agreement or the Guaranteed Obligations against Guarantor; and (ii) the liability of Guarantor under this Agreement and the Guaranteed Obligations shall be irrevocable and enforceable irrespective of any change in the existence, structure or ownership of Guarantor, Buyer, or any insolvency, bankruptcy, reorganization, or other similar proceeding.

(f)            Notwithstanding anything to the contrary set forth herein, Seller hereby acknowledges and agrees that (i) no recourse hereunder may be had against any Representative of Guarantor, other than Buyer, whether by or through attempted piercing of the corporate veil or otherwise, by the enforcement of any judgment or assessment or by any legal or equitable Proceeding, by virtue of any Law, or otherwise, and (ii) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Representative of Guarantor, other than Buyer, under this Section 8.16 or for any claim based on, in respect of or by reason of the Guaranteed Obligations. Seller acknowledges and agrees that Guarantor is agreeing to enter into this Section 8.16(f) in reliance on the provisions set forth in this Section 8.16(f) and that this Section 8.16(f) shall survive the termination of this Agreement.

(g)           Guarantor shall be deemed a “Party” for purposes of Section 8.2, Section 8.3, Section 8.6, Section 8.7, and Section 8.9.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be duly executed as of the date first written above by their respective duly authorized representatives.

Illumina Cambridge Limited

By:	/s/ Mark Robinson
Name:	Mark Robinson
Title:	Director

Pacific Biosciences of California, Inc.

By:	/s/ Christian Henry
Name:	Christian Henry
Title:	President & Chief Executive Officer

Illumina, Inc., solely for the purposes set forth in Section 8.16

By:	/s/ Jacob Thaysen
Name:	Jacob Thaysen
Title:	CEO

[Signature Page to Asset Purchase Agreement]

Exhibit A

Bill of Sale AND ASSIGNMENT AND ASSUMPTION AGREEMENT

[Attached.]

[***]

Exhibit B

PATENT Assignment Agreement

[Attached.]

[***]

Exhibit c

IP License Agreement

[Attached.]

[***]

Exhibit D

Waiver payoff letter

[Attached.]

[***]